                                                                   Exhibit 10.28

                              AMENDED AND RESTATED

                 LICENSE AND RESEARCH AND DEVELOPMENT AGREEMENT

                                     BETWEEN

      REVOTAR BIOPHARMACEUTICALS AG, registered in the commercial register of the local court of Neuruppin HRB 5951 represented by its CEO, Dr. Gunter Rosskamp

                                                    - referred to as "Revotar" -

and

      TEXAS BIOTECHNOLOGY CORPORATION, represented by its President and C.E.O. Dr. Bruce D. Given, 7000 Fannin, USA TX 77030 Houston,

                                                          referred to as "TBC" -

                                TABLE OF CONTENTS

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
1.       DEFINITIONS ..........................................................................       1
         1.1      "AFFILIATE" .................................................................       1
         1.2      "CASH EQUIVALENTS" ..........................................................       2
         1.3      "COMPOUND" ..................................................................       2
         1.4      "CONFIDENTIAL INFORMATION" ..................................................       2
         1.5      "COPD" ......................................................................       2
         1.6      "COST OF GOODS SOLD" OR "COGS" ..............................................       2
         1.7      "DEVELOPMENT COSTS" .........................................................       2
         1.8      "DEVELOPMENT PROGRAM" .......................................................       3
         1.9      "DISTRIBUTION COSTS" ........................................................       3
         1.10     "EFFECTIVE DATE" ............................................................       3
         1.11     "EUROPEAN MARKET" ...........................................................       4
         1.12     "FDA" .......................................................................       4
         1.13     "FIELD OF USE" ..............................................................       4
         1.14     "FIRST COMMERCIAL SALE" .....................................................       4
         1.15     "GROSS RECEIPTS" ............................................................       4
         1.16     "IND" .......................................................................       4
         1.17     "IMPROVEMENTS" ..............................................................       4
         1.18     "LICENSING TRANSACTION" .....................................................       4
         1.19     "MANUFACTURING COSTS" .......................................................       5
         1.20     "NDA ........................................................................       5
         1.21     "NET INCOME .................................................................       6
         1.22     "NET SALES" .................................................................       6
         1.23     "NEW INDICATIONS" ...........................................................       6
         1.24     "NORTH AMERICA ..............................................................       6
         1.25     "PRA" .......................................................................       6
         1.26     "PARTICIPATION AGREEMENT" ...................................................       6
         1.27     "PATENTS" ...................................................................       6
         1.28     "PHASE I CLINICAL TRIALS" ...................................................       7
         1.29     "PHASE II CLINICAL TRIALS" ..................................................       7
         1.30     "PHASE III CLINICAL TRIALS" .................................................       7
         1.31     "PRODUCT" ...................................................................       7
         1.32     "PRODUCT EBITDA" ............................................................       7
         1.33     "PROJECT REPRESENTATIVE" ....................................................       7
         1.34     "SUBJECT TECHNOLOGY" ........................................................       8
         1.35     "TBC1269 PROGRAM" ...........................................................       8
         1.36     "TECHNOLOGY" ................................................................       8
         1.37     "TERRITORY" .................................................................       8
         1.38     "THIRD PARTY" ...............................................................       8
         1.39     "WORK PLAN" .................................................................       8
         1.40     "WORLDWIDE LICENSE" .........................................................       9

2.       LICENSE TO REVOTAR ...................................................................       9


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

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                                                                                                   ----
         2.1      EXCLUSIVE LICENSE FOR THE TERRITORY .........................................       9
         2.2      RIGHT OF REVOTAR AND TBC TO GRANT SUBLICENSES ...............................       9
         2.4      RIGHTS AND DUTIES IN CONNECTION WITH A LICENSING TRANSACTION TO A THIRD PARTY      10

3.       DEVELOPMENT PROGRAM ..................................................................      10
         3.1      GOALS .......................................................................      10
         3.2      PROGRAM ADMINISTRATION ......................................................      13
         3.3      PERFORMANCE OF SERVICES .....................................................      16
         3.4      RECORDS AND DATA ............................................................      16
         3.5      VISIT OF FACILITIES .........................................................      17

4.       PAYMENTS AND REPORTS .................................................................      17
         4.1      Development Funding .........................................................      17
         4.2      ROYALTIES ...................................................................      18
         4.3      AUDIT RIGHTS ................................................................      21
         4.4      PAYMENT CURRENCY ............................................................      22
         4.5      PAYMENT MECHANICS ...........................................................      23

5.       COMMERCIALIZATION ....................................................................      24
         5.1      TBC TO MANUFACTURE ..........................................................      24
         5.2      REVOTAR AND TBC TO SELL IN TERRITORY AND NORTH AMERICA, RESPECTIVELY ........      24
         5.3      SUBLICENSING ................................................................      25

6.       TBC REPRESENTATIONS AND WARRANTIES ...................................................      25
         6.1      NO THIRD PARTY AGREEMENTS ...................................................      25
         6.2      NO THIRD PARTY RIGHTS .......................................................      25

7.       PROPRIETARY RIGHTS ...................................................................      27
         7.1      IMPROVEMENTS ................................................................      27
         7.2      PATENT PROSECUTION AND MAINTENANCE ..........................................      27
         7.3      THIRD PARTY CLAIM OF INFRINGEMENT ...........................................      29
         7.4      INFRINGEMENT BY THIRD PARTIES ...............................................      30

8.       CONFIDENTIALITY ......................................................................      31
         8.1      GENERAL .....................................................................      31
         8.2      DISCLOSURE OF AGREEMENT .....................................................      32

9.       INDEMNIFICATION ......................................................................      33
         9.1      MUTUAL RIGHT TO INDEMNIFICATION .............................................      33
         9.2      PROCEDURE ...................................................................      34
         9.3      PRODUCT LIABILITY INSURANCE .................................................      35

10.      TERM AND TERMINATION .................................................................      35
         10.1     LICENSE TERM ................................................................      35
         10.2     TERMINATION FOR BREACH ......................................................      36
         10.3     TERMINATION FOR FAILURE TO PROCEED ..........................................      36
         10.4     SURVIVAL OF OBLIGATIONS .....................................................      38

                                                                                                   PAGE
11.      MISCELLANEOUS ........................................................................      38
         11.1     FORCE MAJEURE ...............................................................      38
         11.2     RELATIONSHIP OF THE PARTIES .................................................      39
         11.3     NOTICES.: ...................................................................      39
         11.4     SUCCESSORS AND ASSIGNS ......................................................      39
         11.5     AMENDMENTS AND WAIVERS ......................................................      40
         11.6     GOVERNING LAW ...............................................................      40
         11.7     DISPUTE RESOLUTION ..........................................................      40
         11.8     SEVERABILITY ................................................................      42
         11.9     HEADINGS ....................................................................      42
         11.10    EXECUTION IN COUNTERPARTS ...................................................      42
         11.11    ENTIRE AGREEMENT ............................................................      42

                              AMENDED AND RESTATED
                 LICENSE AND RESEARCH AND DEVELOPMENT AGREEMENT

This Amended and Restated License and Research and Development Agreement is entered into on this day of January 24, 2003, between Texas Biotechnology Corporation, a Delaware corporation ("TBC"), and Revotar Biopharmaceuticals AG, a German stock company.

                                 R E C I T A L S

A. TBC and Revotar entered into a License and Research and Development Agreement dated July 21, 2000 (the "License Agreement").

B. TBC and Revotar wish to amend and restate the License Agreement pursuant to this Amended and Restated License and Research and Development Agreement (the "Agreement").

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the parties hereto agree to amend and restate the License Agreement in its entirety effective as of the date hereof as follows:

1. DEFINITIONS.

The following capitalized terms used herein shall have the respective meanings set forth below. The accounting terms used but not defined herein shall have the meanings ascribed to them under U.S. Generally Accepted Accounting Principles. Certain other capitalized terms are defined elsewhere in this Agreement.

      1.1 "AFFILIATE" means a person or entity that directly or indirectly controls, is controlled by or is under common control with, a party to this Agreement. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") means, in the case of a corporation, the ownership of more than 50% of the outstanding voting securities thereof or the right to acquire such securities within 60 days and, in the case of any other type of entity (including without limitation joint ventures), an interest that results in the ability to direct or have a significant impact on the direction of the management and policies of such entity or a significant ownership position of no less than 25%.

      1.2 "CASH EQUIVALENTS" means cash or other instrument which is convertible into cash including equity in a Third Party valued as follows: the value of securities that are freely tradable in an established market will be determined by taking the average of the closing market price for the 10 trading days prior to the execution of an agreement, and the value of securities that are not freely tradable shall be the fair market value thereof as determined by Revotar and TBC.

      1.3 "COMPOUND" means the compound owned by TBC and known as TBC1269, and any salt forms thereof, and any Improvements thereon.

      1.4 "CONFIDENTIAL INFORMATION" means all proprietary information communicated to, learned of, developed or otherwise acquired by either party separately or jointly under this Agreement.

      1.5   "COPD" means chronic obstructive pulmonary disease.

      1.6 "COST OF GOODS SOLD" OR "COGS" means TBC's total Manufacturing Costs plus 10% of the Manufacturing Costs.

      1.7 "DEVELOPMENT COSTS" means (a) the direct costs, fees and out-of-pocket or other expenses incurred in the course of performing the work under the Development Program (b) overhead allocable to development and (c) the amount paid to Third Parties to acquire goods and services for the development work, whether or not completed. Overhead allocated to development shall be limited to (i) a reasonable


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

            allocation of the cost of employees who have a direct relationship with the Development Program, but who are not classified as direct labor, which allocation shall be based on each such employee's time spent in the Development Program as compared to time spent on all such employee's work, and (ii) a reasonable allocation of facilities' costs allocable to development works. Development Costs shall be determined on a reasonable and typical basis consistent with the developing party's internal cost accounting system or on actual charges from Third Parties.

      1.8 "DEVELOPMENT PROGRAM" means development and other work conducted by the parties hereunder on a Product or Compound for use in the Field of Use, including clinical testing, regulatory submissions and ongoing Product and Compound development.

      1.9 "DISTRIBUTION COSTS" means all freight and other transportation costs actually incurred by a party hereto in delivering a Product to its final distribution point before delivery to an invoiced customer, including transportation costs to a storage facility, storage charges, Third Party handling fees, insurance during transport and taxes payable for such transportation or storage services. Distribution Costs shall exclude any transportation or other charges deducted in calculating Net Sales. Distribution Costs incurred by a party hereto shall be determined on a reasonable basis consistent with such party's internal cost accounting system.

      1.10  "EFFECTIVE DATE" means the day of the signing of this Agreement.

      1.11 "EUROPEAN MARKET" means countries which are party of the European Patent Treaty ("Europaisches Patentrechtsubereinkommen").

      1.12  "FDA" means the United States Food and Drug Administration.

      1.13 "FIELD OF USE" means the development, manufacture, use or sale of the Compound, Products or Subject Technology for any indication except: a) organ transplantation, b) organ reperfusion injury, or c) immunologic tissue rejection.

      1.14 "FIRST COMMERCIAL SALE" means the first arms-length sale in the Territory pursuant to this Agreement to one or more Third Parties of any Product following receipt of approval to commence manufacturing and selling such Product from any one PRA.

      1.15 "GROSS RECEIPTS" means all cash or Cash Equivalents received by Revotar or TBC from a Third Party pursuant to a Licensing Transaction, including without limitation, up front payments, royalties, milestones, and profit or cash flow payments.

      1.16 "IND" means an investigational new drug application filed with the FDA, or the similar filing made with any PRA, prior to beginning clinical trials in humans.

      1.17 "IMPROVEMENTS" means any Technology that is discovered, developed or otherwise acquired in the course of the Development Program hereunder that may be applied to the discovery, development, manufacture, sale or use of the Compound or Products, excluding any new chemical entities that are developed by Revotar under this Agreement using the Subject Technology.

      1.18 "LICENSING TRANSACTION" means any agreement or arrangement of any type pursuant to which Revotar licenses or transfers to a Third Party any interest or rights of any kind to any Subject Technology, Compound or Product which is the subject of this Agreement including without limitation the rights to use and sell any Compound or Product in the Field of Use.

      1.19 "MANUFACTURING COSTS" means (a) the direct material and labor costs associated with manufacturing the Products, (b) overhead allocable to manufacture of the Products and (c) the amount paid to Third Parties to acquire manufactured Products, whether or not completed, and (d) Distribution Costs. Direct material costs include the costs of purchasing raw materials and packaging components. Direct labor includes the costs of employees directly employed in Product manufacturing, quality control or packaging. Overhead allocated to manufacture of the Products shall be limited to (i) a reasonable allocation of the cost of employees who have a direct relationship with Product manufacturing, quality control or packaging, but who are not classified as direct labor, which allocation shall be based on each such employee's time spent in Product manufacturing, quality control or packaging as compared to time spent on all such employee's work, and (ii) a reasonable allocation of facilities' costs allocable to Product manufacturing, quality control and packaging. Manufacturing Costs shall be determined on a reasonable and typical basis consistent with the manufacturing party's internal cost accounting system or on actual charges from Third Parties.

      1.20 "NDA" means a new drug application filed with the FDA, or a similar application filed with any PRA to obtain marketing approval for a Product.

      1.21 "NET INCOME" means Gross Receipts and Net Sales minus Cost of Goods Sold, promotional and selling expenses, payments to Third Parties, general and administrative overhead expenses that can all be attributed to the sales of Product.

      1.22 "NET SALES" means the gross amount billed for Products sold pursuant to this Agreement to a Third Party, less discounts, rebates, returns, credits, allowances, uncollectible sales, shipping, distribution and insurance charges, sales taxes, and other governmental charges measured by the amount billed.

      1.23 "NEW INDICATIONS" means any topical indication for the Compound, Products or Subject Technology being proposed for addition to the Work Plan.

      1.24 "NORTH AMERICA": countries and regions which are subject to the patent legislation of the USA and Canada.

      1.25 "PRA" means any applicable regulatory authority in any jurisdiction included within the Territory which regulates the development, approval and marketing of pharmaceuticals.

      1.26 "PARTICIPATION AGREEMENT" means that certain agreement entered into on July 21, 2000 by and between TBC and Revotar and certain German venture capital investors known as bmp Life Science AG Venture Capital, bmp Venture Tech and Mediport Venture Fonds GmbH.

      1.27 "PATENTS" means (a) the patent applications listed on APPENDIX 1 attached hereto and all patent applications hereafter filed in the Territory that are owned by or licensed to or otherwise acquired by TBC in the Territory and which have one or more claims covering the Compound, Subject Technology or Improvements, (b) any patent application in the Territory constituting an equivalent, reissue, extension, continuation-in-part or a division of any of the foregoing, and (c) any patents issued upon any of the foregoing applications or any other patents acquired by TBC relating to the Compound, Subject Technology or Improvements.

      1.28 "PHASE I CLINICAL TRIALS" means the first phase of human clinical trials of a Compound required by the FDA or a PRA in which the Compound is tested to determine early safety profile, drug distribution patterns, and metabolism.

      1.29 "PHASE II CLINICAL TRIALS" means the second phase of human clinical trials of a Compound required by the FDA or a PRA in which the Compound is tested in patients afflicted with a particular disease in order to gain preliminary evidence of efficacy, optimal dosage and expanded evidence of safety.

      1.30 "PHASE III CLINICAL TRIALS" means the third phase of human clinical trials of a Compound required by the FDA or a PRA in which the Compound is tested in patients afflicted with a particular disease in order to gain statistical proof of efficacy and safety.

      1.31 "PRODUCT" means any pharmaceutical composition incorporating the Compound which is to be used in the Field of Use.

      1.32 "PRODUCT EBITDA" means the Net Income before interest expense, taxes, depreciation expense and amortization expense that can be attributed to the development and commercialization of a Product.

      1.33 "PROJECT REPRESENTATIVE" means an individual designated by a party pursuant to Section 3.2(a). A Project Representative of a party may be changed at any time by written notice to the other party.

      1.34 "SUBJECT TECHNOLOGY" means (i) all Technology owned or controlled by TBC as of the date hereof or owned or controlled by TBC hereafter during the term of this Agreement, but only to the extent that such Technology relates to the use, manufacture or sale of the Compound or Products. Technology "owned or controlled" includes Technology as to which TBC has the right to grant or cause to be granted sublicenses and/or immunity from suit.

      1.35 "TBC1269 PROGRAM" means the development of TBC1269 pursuant to this Agreement for the development of Products for use in the Field of Use.

      1.36 "TECHNOLOGY" means all ideas, methods, formulations, inventions, techniques, processes, know-how, trade secrets and other information.

      1.37 "TERRITORY" shall mean all countries of the World excluding the use and sale of the Compound, Products or Subject Technology for topical indications in North America.

      1.38 "THIRD PARTY" means any entity other than TBC, Revotar or their Affiliates.

      1.39 "WORK PLAN" means a written summary of the tasks to be undertaken by each party during a particular calendar year in connection with the development of the Compound or Products in the Territory only for topical indications, together with a budget of the anticipated Development Costs associated therewith, adopted by the parties. Each Work Plan will include reasonably detailed descriptions of the tasks and work to be performed, the resources required to accomplish the work, the costs associated with the planned work, the party that will be responsible for accomplishing each task, and the reimbursement or payment of costs by Revotar incurred by each party.

      1.40 "WORLDWIDE LICENSE" means a Licensing Transaction, which may include multiple agreements with the same Third Party or Third Party Affiliate(s), in at least - but not necessarily only - all countries within North America and the European Market.

2. LICENSE TO REVOTAR.

      2.1 EXCLUSIVE LICENSE FOR THE TERRITORY. Subject to the terms and conditions of this Agreement, TBC hereby grants to Revotar an exclusive right and license in the Territory, including the exclusive right to grant sublicenses in the Territory, to develop, use and sell the Compound, Products or Subject Technology in the Field of Use.

                  TBC retains the exclusive rights to develop, make, have made, use and sell the Compound or Products for a) topical indications in North America, and b) all indications excluded from Field of Use.

                  The right of manufacturing remains with TBC pursuant to
            section 5.1 hereof unless (a) Revotar grants a sublicense to a Third Party which includes the manufacturing rights within the scope of the sublicense agreement, (b) Revotar is able to produce the goods at lesser Manufacturing Costs than TBC or (c) TBC determines that it does not want to commence manufacturing of the Compound or any Products, or with one year's notice to Revotar, determines that it will cease its manufacturing of the Compound or any Products.

      2.2 RIGHT OF REVOTAR AND TBC TO GRANT SUBLICENSES. TBC hereby grants to Revotar an exclusive right and license to enter into a sublicense agreement in the Territory of the same scope as defined in sec. 2.1 above in the Field of Use . TBC has the right to enter into a sublicense agreement for topical indications in North America and a worldwide right for a) organ transplantation, b) organ reperfusion injury, or c) immunologic tissue rejection.

            Revotar and TBC shall be obligated to perform in full all of the obligations and agreements of any sublicenses, including payment of royalties.

      2.3

      2.4 RIGHTS AND DUTIES IN CONNECTION WITH A LICENSING TRANSACTION TO A THIRD PARTY. Revotar will inform TBC if it enters into negotiations with a Third Party concerning any Licensing Transaction. Revotar will furthermore inform TBC about the course of such negotiations and provide TBC the opportunity for review and comment under the terms contained in 4.2.3(f) prior to the conclusion of a License Transaction with a Third Party.

3. DEVELOPMENT PROGRAM.

      3.1   GOALS.

            3.1.1 WORK PLANS FOR TOPICAL INDICATIONS. TBC and Revotar agree that they will conduct the development on the Compound and it's Products according to the Work Plans, with the goal of developing commercially marketable Products for topical indications in the shortest feasible period of time. The parties also agree that Revotar shall be responsible under the Work Plans for the development program defined therein, conduct any non-clinical work necessary for development of topical applications of the Compound, conduct the clinical trials regarding the Compound and it's Products in the Territory, and Patent filing, maintenance and prosecution regarding the Products in the Territory. The obligations of the Work Plans for topical indications are considered to be completed when the conditions described in paragraph 3.2.2 (ii) or (iii) apply.

            3.1.2 DEVELOPMENT PROGRAM FOR OTHER INDICATIONS. Revotar will be responsible for conducting all the Development Programs regarding the Compound and the Products for all indications in the Field of Use other than the topical indications, and will be responsible for all costs associated therewith. TBC will have no responsibilities under and bear none of the expense for such efforts.

            3.1.3 PARTICIPATION BY TBC IN DEVELOPMENT PROGRAMS. Except where TBC and Revotar agree that it is necessary for obtaining regulatory approval, TBC does not intend to develop the Compound or it's Products in the Territory and in the Field of Use pursuant to the Development Program or the Work Plans. TBC, at its own expense, may undertake development work on the Compound or it's Products for use in topical indications in North America, or organ transplantation, organ reperfusion injury or immunologic tissue rejection throughout the world.

            3.1.4 LIMITATION ON CLINICAL TRIAL SPENDING BY REVOTAR. Notwithstanding the foregoing to the contrary, the parties contemplate that Revotar will not be required under the Development Program and the Work Plans to conduct and pay for any Phase III Clinical Trials involving the Compound or it's Products. The parties instead contemplate that Revotar will enter into a Licensing Transaction whereby a Third Party will conduct such trials.

            3.1.5 SHARING OF INFORMATION. Any safety data or information generated by TBC or Revotar (the "Parties") regarding the Compound will be shared with the other party in English without cost for use as safety data and for the maintenance of the worldwide safety database. Any non-safety information generated by Revotar in topical indications will be shared with TBC in English without cost. Any information which is relevant for registration purposes generated by the Parties for non-topical indications will be shared in English upon reimbursement of 50% of the Development Costs associated with such work. Once information is paid for by a Party, its uses will be limited in the following manner; (i) for internal evaluation, (ii) non-confidential summary information may be shared with Third Parties without prior consent from either Party, (iii) detailed data can be used by the Parties or their licensees for registration or regulatory purposes necessary to obtain approvals from governmental agencies, (iv) detailed data may also be shared with a Third Party pursuant to a separate confidentiality agreement subject to the limitations contained in paragraph 8.2 and (v) any publication or public presentation of information will require prior approval of the originating party; such approval not to be unreasonably withheld. Revotar and TBC will endeavor to oblige any of its sublicensees, at their option, to pass on information concerning the Compound and Products relating to non-topical indications and to assent to passing on such information to Revotar and TBC on the same basis as provided above. Regarding topical indications, Revotar and TBC will endeavor to oblige any sublicensee to provide information regarding Compound or it's Products to Revotar or TBC in English without cost. TBC and Revotar will treat information in a manner consistent with
            (i) through (v) above.

            3.1.6 BEST EFFORTS. While the parties agree to use best efforts to achieve the goals of the Development Program, neither TBC nor Revotar warrants or guarantees that their efforts will result in a marketable or approvable Product or that the goals specified in the Work Plan will be achieved within the periods set forth therein.

      3.2   PROGRAM ADMINISTRATION.

            3.2.1 PROJECT REPRESENTATIVE. The parties have each designated one Project Representative to facilitate liaison between it and the other party, oversee and review the progress of the Work Plans. In addition, the Project Representatives will agree on the Work Plans, will select which topical indications to pursue, determine the development program of the Work Plans for topical indications, develop clinical trial protocols, manage the clinical/regulatory process and discuss potential competition and other relevant matters to assure rapid development and commercialization of the Compound and the Products for topical indications within the Work Plans.

            3.2.2 DISAGREEMENTS. All decisions made hereunder relating to the Work Plans for topical indications shall require the approval of the Project Representatives. The Project Representatives shall attempt in good faith to reach consensus on all matters regarding such Work Plans. As long as (i) at least 30% of clinical spending in any calendar year by Revotar is related to topical indications, or as long as (ii) the Phase II clinical development for psoriasis and/or atopic dermatitis is completed, or as long as (iii) Revotar completes a Licensing Transaction for psoriasis and/or atopic dermatitis involving the European Union, then the final decision making regarding any disagreements with the Work Plan will reside with the CEO of Revotar. In any year where none of (i) through (iii) above do occur, then the Project Representatives shall promptly present the disagreement to the chief executive officers of the Parties or their designees, who shall attempt resolution of the matter. If the chief executives or designees cannot promptly resolve such disagreement within thirty (30) days, then the dispute shall be resolved under the arbitration provisions of Section 11.7.

            3.2.3 WORK PLANS. The parties hereto will agree on the initial Work Plan for 2003 within 90 days of the Effective Date. If the Project Representatives agree to pursue New Indications, then a new Work Plan for those indications will be developed. The Work Plan for topical indications shall be the plan and budget as approved by both parties in writing. Prior to November 1 of each year, the Project Representatives shall prepare and recommend to each party a proposed Work Plan for the next calendar year. Each Work Plan adopted shall be agreed upon and signed by an officer of both parties no later than January 10 of the year covered by the Work Plan. The Project Representatives shall actively consult with one another throughout the term of the Development Program so as to adjust the specific work performed under each Work Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to a Work Plan may be made from time to time upon approval by the Project Representatives, significant changes to the scope or direction of the work in a Work Plan shall be agreed to in writing by each party, in the absence of which the most recently approved Work Plan shall remain in effect.

            3.2.4 TOPICAL WORK OUTSIDE OF WORK PLAN BY TBC. TBC may conduct development work with the Product in topical indications outside of the Work Plan at TBC's expense. Revotar or its sublicensee will gain access to this information by reimbursing TBC 100% of its costs to generate such information and use of this information is limited to the terms of 3.1.5 (i) through 3.1.5 (v).

            3.2.5 PROGRESS REPORTS. Within 10 business days following the end of each six-month period, (a) the Project Representatives shall jointly produce a summary written report which shall describe the work performed by the respective party during the six month period on the Work Plans for topical indications and if appropriate, recommend any revisions to such Work Plan that would improve the progress of such Development Program, and (b) Revotar will provide TBC via the Revotar Supervisory Board with a progress report of the development program for all indications.

            3.2.6 MEETINGS. The Project Representatives and other employees or consultants of the parties responsible for management of the Work Plans for topical indications shall consult each other and meet as needed during the term of the Work Plans for review. Such meetings shall be at such times as may be agreed to by the Project Representatives, and may be conducted telephonically or in person as necessary at a time and location to be agreed upon by the Project Representatives. Revotar shall be responsible for the organization of such meetings, including payment for transportation and hotel accommodations. The

            Project Representatives shall jointly produce minutes summarizing the matters reviewed and any actions taken at such meetings within 10 business days following each meeting. Each party may invite additional colleagues to participate at meetings as appropriate and acceptable to the other party. Revotar shall be responsible for the preparation and communication to TBC of the specific agenda of each meeting in advance of each meeting and either party may place items for consideration on the agenda.

      3.3 PERFORMANCE OF SERVICES. Each party shall perform the work assigned to it in a prudent and skillful manner in accordance, in all material respects, with the Work Plan then in effect and applicable laws. Revotar shall reimburse TBC its Development Costs, and its out of pocket costs, including travel, lodging, salaries and benefits for all labor, supervision, facilities, supplies and materials necessary to perform the work assigned to TBC in accordance with the Work Plan. All cost allocations for developmental work to be performed by either party will be defined in detail in the Work Plan and are binding to both parties. Revotar and TBC agree that all development activities performed by either party will be conducted according to accepted guidelines of the International Conference on Harmonisation.

      3.4 RECORDS AND DATA. Each party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and so as to properly reflect all work done by TBC and Revotar, and results achieved in the performance of the Work Plans. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Work Plans, including any data required to be maintained pursuant to applicable governmental regulations. Each party shall provide the other the right to inspect all such records, and shall provide copies in the English language of all such requested records.

      3.5 VISIT OF FACILITIES. Representatives of each party may, upon reasonable notice and at times reasonably acceptable to the other party, (a) visit the facilities at their own expense where the Work Plans are being conducted and/or the facilities where the other party manufactures any Product or Compound contained therein (or has a Product or such a Compound manufactured by a Third Party), (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the Work Plans and
            (c) with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any clinical trials or other experiments being conducted by such other party in connection with the Work Plans, but only to the extent in each case as such trials or other experiments relate to the Work Plans.

4. PAYMENTS AND REPORTS.

      4.1 Development Funding. All Development Costs relating to the Compound and Products in the Field of Use in the Territory, whether incurred before or after marketing approval of any Product, shall be borne by Revotar. Except as provided in Section 3.1.5 and 3.2.4 above, TBC will bear its Development Costs regarding the Compound and Products for use in topical indications in North

            America and for organ transplantation, organ reperfusion injury and immunologic tissue rejection.

      4.2   ROYALTIES.

            4.2.1 PAYMENTS TO TBC WHEN NO LICENSING TRANSACTION. In the event that Revotar commences sales of Products without having entered into any Licensing Transaction, Revotar or its Affiliates shall pay TBC the following amounts:

                  (a) [*] of Net Sales relating to sales of Products in the
            Territory for use in topical indications, asthma or COPD.

                  (b) [*] of Product EBITDA relating to sales of Products in the
            Territory for use in all indications other than asthma, topical indications or COPD.

            4.2.2 PAYMENTS BY TBC TO REVOTAR. In the event that TBC or its licensees commences sales of any products incorporating a Compound relating to any organ transplantation, organ reperfusion injury or immunologic tissue rejection, TBC or its Affiliates shall pay Revotar [*] of TBC's Product EBITDA for sales of such products by TBC, its licensees and its Affiliates. In the event TBC, its licensees and its Affiliates commence sales of Products for topical indications in North America, TBC or its Affiliates shall pay Revotar [*] of TBC's Product EBITDA for such Product sales by TBC, its licensees and its Affiliates; provided, that if Revotar is successful in obligating a licensee to share data with TBC as desired in 3.1.5, then TBC or its Affiliates shall pay Revotar [*] (instead of [*]) of TBC's Product EBITDA for such Product sales by TBC, its licensees and its Affiliates.

            4.2.3 ROYALTY RATES PAID TO TBC AFTER LICENSING TRANSACTION BY REVOTAR.

----------
[*] This information has been omitted in reliance on Rule 24B-2 under the Securities Exchange Act of 1934, and has been filed separately with the Securities and Exchange Commission.

                  (a) If Revotar enters into a Worldwide License pursuant to
            Sec. 2.4 with a Third Party covering the asthma indication alone or covering the asthma indication and COPD, then all royalties, license fees, milestone payments and other payments or revenues of any kind received by Revotar and its Affiliates pursuant to such Worldwide License relating to the asthma indication and COPD shall be shared equally with TBC. For purposes of this Section 4.2.3(a), in the event that Revotar enters into any Worldwide License with a Third Party covering Products for the treatment of asthma and then enters into a Licensing Transaction with the same Third Party covering COPD within nine (9) months before or after the Worldwide License involving asthma, then Revotar shall be considered for purposes of this Section 4.2.3 to have entered into a Worldwide License covered by the provisions of this subparagraph (a) as to asthma and COPD.

                  (b) In the event Revotar enters into any Licensing Transaction involving Products covering (i) any topical indication, or (ii) the asthma indication alone or the asthma and COPD indications together (which will include the series of Licensing Transactions described in the second sentence of Section 4.2.3(a)), that includes only countries within the European Market, and TBC is not required to fund a Phase III Clinical Trial to obtain FDA approval regarding the Product, then Revotar shall pay to TBC [*] of Revotar's royalty revenues relating to such Products by Revotar and its Affiliates. This applies to Revotar only to the royalty revenues generated out of the European Market as defined above .

----------
[*] This information has been omitted in reliance on Rule 24B-2 under the Securities Exchange Act of 1934, and has been filed separately with the Securities and Exchange Commission.

                  (c) In the event Revotar enters into any Licensing Transaction involving Products covering topical indications that includes only countries within the European Market, and TBC is required to fund a Phase III Clinical Trial to obtain FDA approval regarding the Product, then Revotar shall pay to TBC [*] of Revotar's royalty revenues relating to such Products by Revotar and its Affiliates. This applies to Revotar only to the royalty revenues generated out of the European Market as defined above.

                  (d) In the event Revotar enters into any Licensing Transaction involving Products covering (i) topical indications, or (ii) the asthma indication alone or the asthma and COPD indications together (which will include the series of License Transactions described in the second sentence of Section 4.2.3(a)), which includes the European Market and any other countries in the Territory (i) all royalties and other revenues received by Revotar for sales generated outside the European Market which are in excess of Development Costs incurred by Revotar in the development of the Product in question shall be shared equally by Revotar and TBC, and (ii) Revotar shall make payments to TBC according to subparagraphs (b) or (c) above for Product sales within the European Market.

                  (e) In the event Revotar enters into any Licensing Transaction
            (including a Worldwide License) not covered or described in Sections 4.2.3(a) through (d) above, then Revotar will pay TBC [*] of Revotar's Product EBITDA for sales of such Products by Revotar and its Affiliates.

----------
[*] This information has been omitted in reliance on Rule 24B-2 under the Securities Exchange Act of 1934, and has been filed separately with the Securities and Exchange Commission.

                  (f) TBC is entitled to review and provide comments to, for a period not to exceed 14 days prior to execution by Revotar, any Licensing Transaction entered into by Revotar and a Third Party. Revotar may not enter into any Licensing Transaction, the terms of which cause TBC to incur liabilities or obligations with a Third Party, or agreements to indemnify or hold harmless a Third Party, of any type.

                  (g) Revotar and TBC shall impose on their third party
            licensees the duty to report on their Net Sales classified to the regions defined for TBC and Revotar.

            4.2.4 [NOT USED]

            4.2.5 REPORTS AND PAYMENT. Each party shall keep, and shall require all Affiliates and sublicensees to keep, accurate records in sufficient detail to enable the amounts due to the other party to be determined. Each party shall deliver to the other party within 60 days after the end of each calendar quarter a written accounting in the English language, including quantities and monetary amounts of sales of each Product by such party and its Affiliates and sublicensees, on a country-by-country basis, and the amount of the payments, if any, due to the other party for such quarter. Each party or its Affiliates, simultaneously with the delivery of each such accounting, shall tender payment of all amounts due hereunder. In the event the Parties are being compensated by securities, the Parties may choose to compensate each other either by cash or securities.

      4.3 AUDIT RIGHTS. Each party shall permit the other party or its representatives to have access, at its own expense, no more than once in each calendar year during the term of this Agreement and twice during the three (3) calendar years following the termination hereof, during regular business hours and upon reasonable notice, to its records and books for the sole purpose of determining the appropriateness of all amounts payable hereunder or verifying the royalties and profit sharing amounts payable hereunder. If such examination reveals that such amounts have been overstated or such royalties have been understated for any calendar year, such overpayment shall be promptly refunded or in the case of any underpayment, such party shall promptly pay the amount of any underpayment; provided that if such examination was not conducted by an independent accountant, the party whose records were examined shall have the right to engage an independent accountant reasonably acceptable to examining party to verify the results of such examination. Any sublicense granted by Revotar hereunder shall contain audit provisions as set forth in this
            Section 4.4, mutatis mutandis.

      4.4 PAYMENT CURRENCY. All payments to be made under this Agreement shall be made (a) if to TBC, in United States dollars and (b) if to Revotar, in Euros. In the case of sales in foreign currencies, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due to TBC for the calendar quarter just ended shall be made at the rate of exchange prevailing on the last day of such calendar quarter published by a New York money center bank designated by Revotar which Revotar uses for currency conversion in the preparation of Revotar financial reports.

      4.5 PAYMENT MECHANICS. All payments under this Agreement shall be made by wire transfer of immediately available funds to such account as the receiving party shall specify or by other payment method acceptable to the parties.

5. COMMERCIALIZATION.

      5.1 TBC TO MANUFACTURE. TBC has the right, but not the obligation, subject to the provisions of Section 2.1 above, to manufacture all Revotar's requirements for the Compound and/or Products, subject to customary forecast and order procedures. If TBC or its subcontractor is manufacturing the Compound and/or Products, TBC's (or its subcontractor's) responsibilities shall include all aspects of the manufacturing process, including maintenance of manufacturing inventory, quality control and shipment of Compound and/or Products in accordance with orders placed by Revotar. TBC and Revotar will also agree to negotiate in good faith a manufacturing agreement which will include provisions on forecasts, delivery time, quality control, quality assurance, delivery location, insurance, packaging, inventories, term and time of payment and such other provisions as are customarily included in agreements of this type. As compensation for such manufacturing services, TBC shall be entitled to receive payment of its COGS. Revotar shall have the right to audit at its expense the manufacturer or submanufacturer of the Compound or Products.

      5.2 REVOTAR AND TBC TO SELL IN TERRITORY AND NORTH AMERICA, RESPECTIVELY. Following regulatory approval in any country in the Territory or in North America, Revotar and TBC shall use commercially reasonable efforts to market and sell the Products in such country. Revotar and TBC will use all resources in such marketing and sales efforts that it would use regarding any of its other products with similar commercial potential. All terms of sale, including pricing policies, credit terms, cash discounts and returns and allowances, shall be set by

            Revotar or TBC in their respective regions. Revotar and TBC shall be responsible for invoicing the customers in their respective regions for Products and collecting payment therefore. The Parties will consult each other regarding the selection of the trademarks to be used for the sale of Products in the Territory, which selection will take into account the desirability for worldwide trademarks. Such trademarks regarding sales of Products in the Territory will be owned by Revotar. In the event TBC is marketing and selling Products, TBC will have the right to use such trademarks outside the Territory at no cost to TBC.

      5.3 SUBLICENSING. If Revotar or TBC will grant a sublicense to Third Parties then Revotar and TBC will impose to the sublicensee to assume the obligations entered into by Revotar and TBC in section 5.2, sentences 1 and 2.

6. TBC REPRESENTATIONS AND WARRANTIES.

            TBC represents and warrants to Revotar as follows:

      6.1 NO THIRD PARTY AGREEMENTS. Except for the Participation Agreement and the Side Letter to the Participation Agreement dated July 21, 2000, there are no agreements with third parties relating to the Products.

      6.2 NO THIRD PARTY RIGHTS. TBC owns or possesses adequate licenses or other rights to use all patents, patent rights, inventions and know-how necessary for the manufacture, use and sale of the Compound and Products and to grant the licenses granted herein. To the best knowledge of TBC, the manufacture, use or sale of the Products and Compound pursuant to this Agreement will not infringe or conflict with any Third Party right or patent and TBC is not aware of any pending patent application that if issued would be infringed by the manufacture, use or sale of the Products pursuant to this Agreement. TBC has not received any notice from a third party that any manufacture, use or sale of the Products and Compound pursuant to this Agreement infringes or conflicts with any Third party right or patent.

7. PROPRIETARY RIGHTS.

      7.1 IMPROVEMENTS. Improvements conceived or made solely by the employees of either party during the term of this Agreement shall be the sole property of such party. Improvements made jointly by employees of both parties during the term of this Agreement shall be owned by Revotar. All Improvements no matter if conceived solely by one party to this Agreement or jointly shall be automatically included in the license granted to Revotar under Section 2; provided, that the parties agree to negotiate in good faith appropriate modifications to the terms of this Agreement which reflect the fact that an Improvement has been jointly developed or developed only by TBC. Each party shall promptly disclose to the other any Improvements developed by its employees or agents acting on its behalf. Each party agrees that all employees and other persons acting on its behalf under this Agreement shall be obligated under a binding written agreement to assign (or exclusively license in the case of academics) to such party or as such party shall direct all Improvements made or conceived by such employee or other person.

            New Chemical Entities, including Compound follow-up molecules discovered by Revotar will be the exclusive intellectual property of Revotar. TBC agrees to waive patent infringement litigation against Revotar related to such discoveries.

      7.2 PATENT PROSECUTION AND MAINTENANCE. The parties agree that they will coordinate with each other in all reasonable respects the worldwide prosecution of the Patents, subject to the provisions of this
            Section 7. TBC shall be responsible,
            at its expense, for prosecuting and maintaining any patents and patent applications relating to the Patents in existence on the date of the License Agreement. Revotar shall be responsible, at its expense, for filing, prosecuting and maintaining the Patents to the extent they are not in existence on the date of the License Agreement (including Improvements owned by Revotar or jointly developed by Revotar and TBC, but excluding Improvements owned exclusively by TBC). Each party shall furnish the other party with copies of any patent application concerning Subject Technology or Improvements sufficiently in advance of the anticipated filing date (but in no event less than 5 working days before filing) so as to give the other party a reasonable opportunity to review and comment. Each party shall also furnish copies to the other party of all communications to and from United States and foreign patent offices regarding patents or patent applications relating to this Agreement within a reasonable time prior to filing such communication or promptly following the receipt thereof. Each party shall reasonably consider any comments the other party may have related to such patent applications or communications. Each party shall have the right at its expense to file, prosecute and maintain patents in the United States and all foreign countries on Improvements owned solely by it. Notwithstanding the foregoing, beyond best efforts, neither party assumes liability to the other for the successful prosecution of any patent application. However, if either party shall fail to pay an annuity, tax or other maintenance fee with respect to a Patent or Patent application or otherwise decide not to pursue a Patent relating to Improvements owned solely by it, it shall give the other party timely notice and the opportunity to take such action and assume all ownership rights to such Patent or Patent application.

      7.3 THIRD PARTY CLAIM OF INFRINGEMENT. Each party shall give the other prompt notice of each claim or allegation that the exercise of rights hereunder constitutes an infringement of one or more patents or other rights of a Third Party. Revotar shall use all commercially reasonable efforts to defend the parties against any such claim or allegation with counsel of its own choice reasonably acceptable to Revotar. The costs of such defense and any costs of settling or otherwise satisfying such claim (including damage awards, if any) shall be borne as follows:

            7.3.1 TBC COSTS. TBC shall bear all costs associated with claims based on any patent issued or patent application published as of the date of the License Agreement. If Revotar continues to sell the Products following notice of such claim against explicit requests to the contrary by TBC, then Revotar shall have the obligation to satisfy all claims in connection with such continued sales activity. At all times, Revotar shall have the right to defend itself at its cost against this with counsel of its own choice reasonably acceptable to TBC.

            7.3.2 REVOTAR COSTS. Revotar shall bear all costs associated with claims based on any patent or patent application that was not issued or published as of the date of the License Agreement.

            7.3.3 COOPERATION. Each party agrees to cooperate with the other in the defense of any such claim or allegation, including, to the extent able, furnishing testimony by its employees and providing technical support and information as requested. Neither party shall settle or discontinue defense of any such case without the other's prior written consent, which shall not be unreasonably withheld. In the case of any proposed settlement involving a cross-license with a Third Party, neither party may unreasonably refuse to enter into such a cross-license. The provisions of this
            Section 7.3 shall also apply to actions for declaratory relief which raise or are in response to an issue of infringement of a Third Party patent.

      7.4 INFRINGEMENT BY THIRD PARTIES. Each party shall give the other party prompt written notice of any incident of infringement of Patents that comes to its attention. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement. Revotar agrees to use reasonable efforts to stop any such infringement, but shall not be obligated to commence proceedings against the infringer. If Revotar decides to commence proceedings, however, Revotar shall be responsible for any legal costs incurred and will be entitled to retain any settlement or damage award received, and TBC agrees to cooperate with Revotar in such proceeding. TBC shall have the right at its expense to engage its own counsel in connection with such proceedings. Should Revotar decide not to commence proceedings, and should the infringement represent a substantial threat to the commercial value of any Products, TBC shall be entitled (but not obligated) to do so in its own name and/or in Revotar's name against the infringer, in which event TBC shall be responsible for all legal costs incurred, and will be entitled to retain any settlement or damage award received, and Revotar agrees to cooperate with TBC in such proceedings and Revotar shall have the right at its expense to engage its own counsel in connection with such proceedings.

8. CONFIDENTIALITY.

      8.1 GENERAL. Any party receiving Confidential Information pursuant to this Agreement shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement and prevent the disclosure of any Confidential Information to any Third Party using the same degree of care it would use with respect to its own information of like importance; provided, however, that such restrictions shall not apply to any Confidential Information that is (a) independently developed outside the scope of this Agreement by employees of the receiving party having no access to or knowledge of the Confidential Information disclosed hereunder,
            (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) lawfully received without an obligation of confidentiality from a Third Party having the right to disclose such information, (d) released from the restrictions of this Section 8 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, sublicensee or subcontractor or customer of Revotar or TBC, provided that such assignee, sublicensee, subcontractor or customer is subject to the provisions of this
            Section 8 or substantially similar provisions or (f) required by law, statute, rule or court order to be disclosed, including requirements of the Securities and Exchange Commission, the FDA, any PRA, and other regulatory authorities, provided that the disclosing party uses commercially reasonable efforts to obtain confidential treatment of any such disclosure. Without limiting the generality of the foregoing, Revotar and TBC each shall use all commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from its respective relevant employees and agents, to protect the Confidential Information as herein provided.

      8.2 DISCLOSURE OF AGREEMENT. Neither party shall make a public announcement or otherwise disclose the terms of this Agreement to any Third Party without the prior written consent of the other except that the parties may without such consent disclose (a) the existence of this Agreement, (b) the identity of the other party and
            (c) the general subject matter of this Agreement. Notwithstanding the foregoing statement, both parties may disclose details of this agreement to third parties, pursuant to a confidentiality agreement, for the purpose of business negotiations with potential licensees, financial investors, financial advisors, patent attorneys and governmental agencies.

            Each party shall also be permitted to make such disclosure of the terms of this Agreement as its counsel reasonably determines is necessary to comply with law, provided that such party shall use commercially reasonable efforts to obtain confidential treatment of any such disclosure.

9. INDEMNIFICATION.

      9.1 MUTUAL RIGHT TO INDEMNIFICATION. Each party shall defend, indemnify and hold harmless the other and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorneys' fees, incurred by or asserted against it or any of the foregoing arising out of the development, testing, manufacture, handling or storage of any Product by such party, including without limitation (i) any actual or alleged bodily injury, death or property damage resulting from the use of any Product manufactured by such party, (ii) any actual or alleged violation of law applicable to the development, testing, manufacture, handling or storage of the Products by such party and
            (iii) any Product recall of Product manufactured by such party that is ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties, except as otherwise provided herein and except to the extent that such liabilities, losses and expenses result from the negligence or willful misconduct of a party, in which case the party who engaged in such negligence or willful misconduct shall indemnify and hold harmless the other party and its directors, officers, employees and agents. Each party shall defend, indemnify and hold harmless the other party and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorneys' fees, incurred by or asserted against the other party or any of the foregoing arising out of a misrepresentation regarding any sales of Products by such party, it Affiliates or sublicensees which is not in accordance with approved Product claims.

      9.2 PROCEDURE. Any person that intends to claim indemnification under this Section 9 (an "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 9 shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 9, but not any liability that it may have to any Indemnitee otherwise than under this Section 9. The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs


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

            and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

      9.3 PRODUCT LIABILITY INSURANCE. Each party shall use all commercially reasonable efforts to maintain product liability insurance with respect to its manufacture and sale of the Products hereunder. Such insurance shall be in such amounts and subject to such deductibles as the parties may agree based upon standards prevailing in the industry at the time such manufacturing commences. At such time as a Product is being launched by a party for commercial sale, the parties shall attempt to maximize the product liability insurance coverage for both parties. TBC shall maintain such insurance for so long as Revotar continues to sell any Product manufactured by TBC, and thereafter for so long as TBC maintains insurance for itself covering such manufacture or sales. Revotar shall maintain such insurance for as long as Revotar continues to sell any Product pursuant to this Agreement manufactured by it, and thereafter for so long as Revotar maintains insurance for itself covering such manufacture or sales.

10. TERM AND TERMINATION.

      10.1 LICENSE TERM. The obligations of Revotar under the license granted in section 2 shall terminate on a country by country and Product formulation by Product formulation basis upon the legal sale by a Third Party of a generic version of TBC1269 for that particular formulation in that particular country. Thereafter, Revotar shall have a license to and perpetual rights in such Patents and Subject Technology in such country as to the Product or Compound in question.


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

      10.2 TERMINATION FOR BREACH. Either party may terminate this Agreement by written notice to the other in the event that (i) the other party fails to perform any material obligation hereunder and such failure is not cured within 60 days following prompt notice thereof from the non-defaulting party, or (ii) any bankruptcy, receivership, insolvency or bankruptcy reorganization proceedings are instituted by the other party or any such proceedings are instituted against the other party and not dismissed within 120 days. The bankruptcy of a party shall not give rise to the right of the bankrupt party to terminate any license granted herein.

      10.3  TERMINATION FOR FAILURE TO PROCEED.

            Regarding the asthma indication, if more than 18 months lapse between the last patient completing treatment in a clinical trial for asthma conducted by Revotar and (i) enrollment of the next patient in a new clinical trial for asthma conducted by Revotar, or
            (ii) the submission of a marketing application for asthma to the EMEA or any country within the European Union by Revotar or (iii) entering into a license(s) agreement(s) between Revotar and a Third Party covering the asthma indication in at least the European Market, Japan and/or North America market, then the license will terminate for asthma. In the event that Revotar has entered into a license agreement for Japan, an additional 6 months will be added to the 18 month lapse period. Revotar must assure that adequate due diligence provisions obligate its licensee(s) to timely conduct clinical development and regulatory submissions. In case of breach of contract by the licensee(s), the license will revert to Revotar and Revotar will reassume the obligations as the licensee of TBC as stated in this Agreement.

            Regarding the topical indications, if more than 18 months lapse between the last patient completing treatment in a clinical trial for a topical indication conducted by Revotar and (i) enrollment of the next patient in a new clinical trial for a topical indication conducted by Revotar, or (ii) the submission of a marketing application for a topical indication to the EMEA or any country within the European Union by Revotar or (iii) entering into a license(s) agreement(s) between Revotar and a Third Party covering the topical indications in at least the European Market and/or Japan, then the license will terminate for the topical indications. Revotar must assure that adequate due diligence provisions obligate its licensee(s) to timely conduct clinical development and regulatory submissions. In case of breach of contract by the licensee(s), the license will revert to Revotar and Revotar will reassume the obligations as the licensee of TBC as stated in this Agreement

            Regarding TBC's obligations for developing the topical indications, following provision by Revotar to TBC of a Phase II package, as defined in APPENDIX 2, TBC's rights in North America with respect to the topical indications shall revert to Revotar upon the occurrence of any of the following: (i) more than 36 months lapses between the receipt of the Phase II package and the initiation of a Phase III clinical trial for a topical indication in North America by TBC and TBC has not entered into a license(s) covering a topical indication within North America within 36 months of receipt of the Phase II package, or (ii) more than 36 months lapses between the last patient completing treatment in a clinical trial for a topical


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

            indication conducted by TBC and the enrollment of the next patient in a new clinical trial for a topical indication (except where TBC has submitted a regulatory approval dossier in any country within North America) and TBC has not entered into a license(s) covering a topical indication within North America. TBC must assure that adequate due diligence provisions obligate its licensee(s) to timely conduct clinical development and regulatory submissions.

      10.4 SURVIVAL OF OBLIGATIONS. No termination of this Agreement shall eliminate any rights and obligations accrued prior to such termination. Promptly following any termination of this Agreement, each party shall return all written materials containing Confidential Information, except one copy that may be retained by counsel for each of the parties for record keeping purposes only. The provisions of Sections 7.3, 9, 10.4, 11.6 and 11.7 shall survive any termination of this Agreement. The provisions of Section 8 shall survive until five years after the expiration of the license as to all of the Products.

11. MISCELLANEOUS.

      11.1 FORCE MAJEURE. Each Party shall be excused for any failure or delay in performing any of its obligations under this Agreement, if such failure or delay is caused by Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean any act of God, accident, explosion, fire, storm, earthquake, flood, drought, riot, embargo, civil commotion, war, act of war or any other circumstances or event beyond the reasonable control of the party relying upon such circumstance or event.


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

      11.2 RELATIONSHIP OF THE PARTIES. The parties agree that each is acting as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute Revotar and TBC as partners or joint venturers or TBC an agent of Revotar. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

      11.3 NOTICES. Any notice or other communication hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed) or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or on the tenth business day after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows (or to such other person's address as may be specified in writing to the other party hereto):

            Texas Biotechnology Corporation
            7000 Fannin, 20th Floor
            Houston, Texas 77030
            Attention: President
            Facsimile: (713) 796-8232

            Revotar Biopharmaceuticals AG
            Attention: President
            Neuendorfstrasse 24a
            16761 Hennigsdorf
            Germany
            Facsimile: +49 3302 202 5011

      11.4 SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Revotar, TBC, and their respective


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

            successors (including a successor pursuant to a merger of a party hereto) and assigns. This Agreement, or any of the rights granted hereunder, may be assigned by Revotar or TBC to any of their respective Affiliates; provided, that such assignment expressly provides that the assignor remains liable for its obligations hereunder and the performance of its Affiliate under this Agreement.

      11.5 AMENDMENTS AND WAIVERS. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Revotar or TBC therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the party against whom enforcement of such amendment is sought, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the party against whom enforcement of such variance, contradiction or explanation is sought.

      11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

      11.7  DISPUTE RESOLUTION

            11.7.1 The parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner. The parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in the following Section 11.7.2

            11.7.2 All disputes arising in connection with this Agreement or its validity which cannot be amicably resolved by the parties shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law if not agreed otherwise in this section 11.7.2.

                  The place of arbitration shall be Berlin. The language of the arbitral proceedings shall be English.

                  The arbitral tribunal shall consist of a single neutral
            individual selected according to the following subsection.

                  If a party intends to begin ADR to resolve a dispute, such party shall provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other party may, by written notice to the party initiating ADR, add additional issues to be resolved. If the parties cannot agree upon the selection of a neutral within twenty (20) business days following receipt of the original ADR notice, a neutral shall be selected by the then President ("Vorstandsvorsitzender") of the German Institution of Arbitration (D.I.S.), Bonn. The neutral shall be a single individual having relevant experience in the pharmaceutical industry. The neutral selected shall not be an employee, director or shareholder of either party or of an Affiliate. Each party shall have ten (10)


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

            business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the then President of the DIS shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above.

      11.8 SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and
            (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

      11.9 HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

      11.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

      11.11 ENTIRE AGREEMENT. This Agreement and the Research Agreement, as amended and attached hereto, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.


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

      IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed on this 24th day of January, 2003.


                             TEXAS BIOTECHNOLOGY CORPORATION

                             By: /s/ Dr. Bruce D. Given
                                ------------------------------------------------

                             Title: President and CEO
                                   ---------------------------------------------


                             REVOTAR BIOPHARMACEUTICALS AG

                             By: /s/ Dr. Gunter Rosskamp
                                ------------------------------------------------

                             Title: CEO
                                   ---------------------------------------------


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